SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.2)*



                       Advanced Fibre Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00754A105
--------------------------------------------------------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)



                                Page 1 of 8 Pages

--------------------------------------------------------                     ---------------------------------------
 CUSIP NO. 00754A105                                            13 G                   Page 2 of 8 Pages
--------------------------------------------------------                     ---------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Vanguard IV, L.P. ("Vanguard")
                     Tax ID Number:    77-0316839
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a)[ ]    (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
 CUSIP NO. 00754A105                                            13 G                   Page 3 of 8 Pages
--------------------------------------------------------                     ---------------------------------------

---------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Vanguard Venture Partners ("VVP")
                     Tax ID Number:    77-0316838
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]      (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     Delaware
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE DISPOSITIVE POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       0
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.00%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   PN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
 CUSIP NO. 00754A105                                            13 G                   Page 4 of 8 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Jack M. Gill ("Gill")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]  (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------- --------------------------------------------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         293,676 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE   DISPOSITIVE   POWER
                                             293,676 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       293,676
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.40%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
 CUSIP NO. 00754A105                                            13 G                   Page 5 of 8 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------
1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Clifford H. Higgerson ("Higgerson")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         346,046 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE   DISPOSITIVE   POWER
                                             346,046 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------------------------------- -------- -----------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       346,046
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.50%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------                     ---------------------------------------
 CUSIP NO. 00754A105                                            13 G                   Page 6 of 8 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Curtis K. Myers ("Myers")
                     Tax ID Number:    ###-##-####
----------- --------------------------------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [ ]     (b) [X]
----------- --------------------------------------------------------------------------------------------------------
3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     United States
----------------------------------- -------- -----------------------------------------------------------------------
            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         110,030 shares.
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------
                                    6        SHARED VOTING POWER
                                             0 shares.
                                    -------- -----------------------------------------------------------------------
                                    7        SOLE   DISPOSITIVE   POWER
                                             110,030 shares.
                                    -------- -----------------------------------------------------------------------
                                    8        SHARED DISPOSITIVE POWER
                                             0 shares.
----------- --------------------------------------------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                                                                       110,030
----------- --------------------------------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*
                                                                                                       [ ]
----------- --------------------------------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.20%
----------- --------------------------------------------------------------------------------------------------------
12          TYPE OF REPORTING PERSON*
                                                                                                   IN
----------- --------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

         This Statement amends the Statement on Schedule 13(G) (the "Original Statement") filed by Vanguard IV, L.P. ("Vanguard"), Vanguard Venture Partners ("VVP"), Jack M. Gill ("Gill"), Clifford H. Higgerson ("Higgerson") and Curtis
K. Myers ("Myers") (collectively the "Reporting Persons"). Only those Items as to which there has been a change of Information are included in this Amendment.

ITEM 4.  OWNERSHIP:

         The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1997:

            (a)      Amount beneficially owned:

                     See Row 9 of cover  page for each  Reporting Person.

            (b)      Percent of Class:

                     See Row 11 of cover page for each  Reporting Person.

            (c)      Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv)  Shared   power  to   dispose   or  to  direct  the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

 ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of
                  securities, check the following:    [X]


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 6, 1998


Vanguard IV, L.P.                              /s/ Curtis K. Myers
                                               ---------------------------------
                                               Signature

                                               Curtis K. Myers
                                               General Partner


Vanguard Venture Partners                      /s/ Curtis K. Myers
                                               ---------------------------------
                                               Signature

                                               Curtis K. Myers
                                               General Partner


Jack M. Gill                                   /s/ Curtis K. Myers
                                               ---------------------------------
                                               Signature

                                               Curtis K. Myers
                                               Attorney-In-Fact


Clifford H. Higgerson                          /s/ Curtis K. Myers
                                               ---------------------------------
                                               Signature

                                               Curtis K. Myers
                                               Attorney-In-Fact


Curtis K. Myers                                /s/ Curtis K. Myers
                                               ---------------------------------
                                               Signature

                                               Curtis K. Myers